EXHIBIT 5


Krantor Corporation
10850 Perry Way
Suite 203
Wexford, PA  15090

                     Re: Registration Statement on Form S-3
                     --------------------------------------

Gentlemen:

         We have acted as special counsel to Krantor Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,353,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), to be sold by certain securityholders of the Company, including the holder of the Company's 10% Subordinated Debentures due October
15, 2000 (the "Convertible Debentures") and certain Common Stock purchase warrants (the "Warrants") pursuant to a Registration Statement to be filed on Form S-3 (the "Registration Statement").

         In rendering the opinion set forth below, we have examined certain corporate records of the Company, including its Certificate of Incorporation, as amended, its By-laws, minutes of meetings of its Board of Directors and shareholders and such other documents, instruments and certificates of government officials and officers of the Company as we have deemed necessary.

         In making our examination as set forth above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of all natural persons executing the documents and the accuracy and completeness of all corporate records made available to us by the Company.

         We have made such examination of the General Corporation Law of the State of Delaware as we have deemed relevant for purposes of this opinion, but we have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to the General Corporation Law of the State of Delaware.

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

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is validly existing as a corporation under said General Corporation Law; and

         2. The shares of the Common Stock to be delivered pursuant to the conversion or exercise of the Debentures or the Warrants, as further described in the Prospectus to be included in the Registration Statement, are duly authorized, and, when delivered upon conversion of the Debentures and/or the exercise of the Warrants will be validly issued, fully paid and non-assessable. The other shares of the Common Stock offered by the Prospectus are duly authorized, validly issued, fully paid and non-assessable..

         We consent to the filing of the opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement in the section entitled "Legal Matters".

                                                   Very truly yours,

                                                   By: /s/ Randall J. Perry
                                                   ---------------------------
                                                   RANDALL J. PERRY




May 1, 1998

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